Contact: L. Keith Graves Phone: 314-214-7000 E-mail: lkg@talx.com
NEWS RELEASE
TALX ACQUIRES UNEMPLOYMENT TAX MANAGEMENT BUSINESS
OF EMPLOYERS UNITY, INC.
ST. LOUIS, MO (November 1, 2005) — TALX Corporation (NASDAQ: TALX) today announced the acquisition of the unemployment tax management business of Employers Unity, Inc., including unemployment cost management services and ancillary services such as employment verification.
TALX financed the approximately $30.0 million cash purchase through its revolving credit facility, which, among other things, was expanded to $150.0 million of availability from $100.0 million.
The unemployment tax management business of Employers Unity, headquartered in Arvada, Colorado, had revenues in excess of $14.0 million in 2004 and is expected to be accretive to TALX’s fiscal 2006 earnings per share.
William W. Canfield, chairman and chief executive officer of TALX, said, “Employers Unity is well established in the unemployment tax management industry, and its services are highly complementary to the services TALX offers. Adding its capabilities and 2,000 tax management clients is expected to further enhance our growing market position in this business.
Canfield added, “This family-owned business has provided excellent service to clients for more than 25 years. We are delighted to have Employers Unity’s experienced, professional team join TALX. We are excited about the opportunities that uniting these businesses offers and welcome these businesses, clients and employees to our company.”
In addition to an expanded customer base, Canfield pointed out that the addition of Employers Unity reinforces the company’s national reach and offers excellent cross-selling opportunities for TALX to provide its broad range of outsourced services to clients desiring fewer vendor relationships.
TALX Corporation is a leading provider of payroll-related and human resources services. Based in St. Louis, Missouri, TALX holds a leadership position in two key areas — automated employment and income verification via The Work Number (R) and unemployment tax management via UC eXpress (R). The TALX suite of electronic services also includes tax credits and incentives, paperless pay, time tracking, W-2 management, I-9 management, and onboarding services. The company’s common stock trades in the Nasdaq National Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s web site at www.talx.com.
Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, expected earnings accretion of the acquisition, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the preliminary nature of our estimates, which are subject to change as we collect additional information and they are reviewed internally and by our external auditors, as well as the risks detailed in the company’s Form 10-K for the fiscal year ended March 31, 2005, under the caption “Risk Factors” in “Part I — Item 1,” as well as (1) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services and our dependence on third-party providers to do so; (2) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as interest rates and employment trends; (3) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (4) risks associated with our ability to prevent breaches of confidentiality or inappropriate use of data as we perform large-scale processing of verifications; (5) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (6) risks associated with potential challenges regarding the applicability of the Fair Credit Reporting Act or similar law; (7) risks associated with changes in economic conditions or unemployment compensation or tax credit laws; (8) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (9) risks related to the applicability of any new privacy legislation or interpretation of existing laws; (10) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations; and (11) risks relating to the applicability of the SUTA Dumping Prevention Act of 2004 to our tax planning services. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.
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